Exhibit 99.1

Escalade Reports First Quarter 2016 Results

EVANSVILLE, Ind., April 15, 2016 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that net sales for the first quarter of 2016 were $34.6 million, or 3% higher compared to net sales of $33.4 million for the same quarter in 2015. Net income for the first quarter of 2016 was $1.7 million, or $0.12 diluted earnings per share compared to net income of $3.5 million or $0.25 diluted earnings per share for the same quarter in 2015. During the first quarter, one of the Company's larger customers, The Sports Authority, filed for bankruptcy. At the time of the bankruptcy filing, accounts receivable due from The Sports Authority were $2.2 million.

Gross margin ratio for the first quarter of 2016 remained flat at 32% compared to the same quarter in 2015. Selling, general and administrative expenses (SG&A) were $7.8 million for the first quarter of 2016 compared to $5.9 million for the same period in 2015, an increase of $1.9 million, which is primarily due to one-time costs associated with bad debt expenses incurred related to Sports Authority's bankruptcy filing and increased marketing efforts and selling expenses for new portable basketball systems introduced in the first quarter of 2016 that will benefit future periods.

Other income for the first quarter of 2016 was adversely impacted from the operating results of the Company's 50% ownership in STIGA, a Swedish entity.

"The first quarter results were impacted by the additional expenses incurred for bad debt related to Sports Authority's bankruptcy filing announced in early March," stated Dave Fetherman, President and Chief Executive Officer of Escalade, Inc. "We continue to experience a decline in operating income due to the soft Archery category, but anticipate offsetting this decline with the introduction of our BearX crossbows, which began shipping in the second quarter. We have successfully introduced a new line of portable basketball systems, building on our strong Goalrilla, Goalsetter and Silverback brands and lead position within the in-ground basketball category. We expect these systems to be fully launched in the market by the end of the third quarter. Both of these new product categories are expected to have a positive impact on the second half of 2016. Our growth strategy of strategic acquisitions and internally developed product remains a focus for the Company, and we will continue executing on that strategy."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures of non-core assets and businesses, the continuation and development of key customer and supplier relationships, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	March 19, 2016	March 21, 2015	March 19, 2016	March 21, 2015

Net sales	$ 34,568	$ 33,419	$ 156,691	$ 143,673

Costs and Expenses
Cost of products sold	23,539	22,585	113,022	100,785
Selling, administrative and general expenses	7,763	5,914	29,624	23,737
Amortization	788	633	3,036	2,683

Operating Income	2,478	4,287	11,009	16,468

Other Income (Expense)
Interest expense	(164)	(101)	(533)	(461)
Equity in earnings of affiliates	49	667	2,375	4,402
Other income	59	66	326	869

Income Before Income Taxes from Continuing Operations	2,422	4,919	13,177	21,278

Provision for Income Taxes from Continuing Operations	725	1,422	3,371	6,700

Net Income from Continuing Operations	1,697	3,497	9,806	14,578

Discontinued Operations
Loss from operations	--	--	--	(754)
Loss on classification as held for sale	--	--	--	(12,945)
Gain on disposal (includes $2,565 of accumulated other comprehensive income reclassification from foreign currency translation adjustment)	--	--	--	5,929
Benefit for Income Taxes	--	--	--	(6,256)
Net Loss from Discontinued Operations	--	--	--	(1,514)

Net Income	$ 1,697	$ 3,497	$ 9,806	$ 13,064

Basic Earnings Per Share Data:
Income from continuing operations	$ 0.12	$ 0.25	$ 0.69	$ 1.05
Loss from discontinued operations	0.00	0.00	0.00	(0.11)
Net Income	$ 0.12	$ 0.25	$ 0.69	$ 0.94

Diluted Earnings Per Share Data:
Income from continuing operations	$ 0.12	$ 0.25	$ 0.69	$ 1.03
Loss from discontinued operations	0.00	0.00	0.00	(0.11)
Net Income	$ 0.12	$ 0.25	$ 0.69	$ 0.92

Average shares outstanding	14,200	14,015	14,131	13,929

Consolidated Condensed Balance Sheets

All Amounts in Thousands Except Share Information	March 19, 2016	December 26, 2015	March 21, 2015
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 3,260	$ 1,982	$ 1,522
Time deposits	--	--	1,450
Receivables, less allowance of $1,888; $1,086; and $864; respectively	32,469	38,984	28,419
Inventories	37,377	25,862	29,981
Prepaid expenses	2,082	2,534	1,712
Deferred income tax benefit	1,598	1,543	1,126
Prepaid income tax	1,238	1,910	3,610
TOTAL CURRENT ASSETS	78,024	72,815	67,820

Property, plant and equipment, net	14,073	14,363	11,592
Intangible assets, net	22,396	16,868	12,831
Goodwill	21,456	20,047	14,875
Investments	19,315	19,644	17,727
Other assets	--	--	21
TOTAL ASSETS	$155,264	$143,737	$124,866

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable	$ 25,888	$ 19,776	$ 13,742
Current portion of long-term debt	1,910	1,810	1,592
Trade accounts payable	6,470	2,547	4,816
Accrued liabilities	9,796	14,174	8,544
TOTAL CURRENT LIABILITIES	44,064	38,307	28,694

Other Liabilities:
Long-term debt	6,250	1,750	2,960
Deferred income tax liability	7,200	7,200	2,997
TOTAL LIABILITIES	57,514	47,257	34,651
Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 14,254,972; 14,179,844; and 14,025,184; shares respectively	14,255	14,180	14,025
Retained earnings	85,992	85,478	80,042
Accumulated other comprehensive loss	(2,497)	(3,178)	(3,852)
TOTAL STOCKHOLDERS' EQUITY	97,750	96,480	90,215
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$155,264	$143,737	$124,866

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